                                                Filed Pursuant to Rule 424(b)(3)
                                    Registration Nos. 333-77859 and 333-77859-01

PROSPECTUS SUPPLEMENT DATED JUNE 3, 1999

(To Prospectus filed on May 6, 1999 and Prospectus Supplement dated May 19,1999)


                       INTEGRATED PROCESS EQUIPMENT CORP.



                                   PROSPECTUS

                                  $115,000,000

                       INTEGRATED PROCESS EQUIPMENT CORP.
                                     Issuer

                               SPEEDFAM-IPEC, INC.
                                    Guarantor

                 6 1/4% Convertible Subordinated Notes Due 2004

                             -----------------------



      This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

      The table captioned "Selling Securityholders" commencing on page 18 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                                                 NUMBER OF SHARES OF
                                                                      PRINCIPAL AMOUNT OF       SPEEDFAM-IPEC COMMON
                                                                   NOTES BENEFICIALLY OWNED      STOCK BENEFICIALLY
                 SELLING SECURITYHOLDER                                 AND OFFERED HERE             OWNED (1)(2)
                 ----------------------                                 ----------------             ------------
AFTRA Health Fund.............................................                200,000                    3,641
Associated Electric & Gas Insurance Services Ltd..............                200,000                    3,641
Hambrecht & Quist, LLC........................................                 15,000                      273
MainStay Convertible Fund.....................................              1,300,000                   23,666


(1) Includes shares of SpeedFam-IPEC common stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $54.93 per share, and a cash payment in lieu of any fractional share interest. However, this conversion price is subject to adjustment as described under "Description of Notes -- Conversion." As a result, the number of shares of SpeedFam-IPEC common stock issuable upon conversion of the Notes may increase or decrease in the future. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.